Exhibit 4

Execution Version

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 31, 2015, between HARRIS CORPORATION (or its permitted successor), a Delaware corporation (“Harris”), and MUFG UNION BANK, N.A. (f/k/a Union Bank, N.A.), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Exelis Inc., an Indiana corporation and a subsidiary of Harris, (“Exelis”), Harris and the guarantors named therein, as applicable, have heretofore executed and delivered to the Trustee an indenture, dated as of September 20, 2011, as amended by the Supplemental Indenture, dated as of June 2, 2015 (as further amended or supplemented, the “Indenture”) providing for the issuance from time to time of an unlimited amount of senior notes;

WHEREAS, Exelis currently has issued and outstanding under the Indenture $250,000,000 aggregate principal amount of 4.25% senior notes due October 1, 2016 and $400,000,000 aggregate principal amount of 5.55% senior notes due October 1, 2021 (collectively, the “Notes”, and each a “series of Notes”);

WHEREAS, pursuant to the terms of the Indenture, Exelis, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge with and into Harris (the “Merger”), with Harris as the successor corporation (“Successor Corporation”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture without notice to or consent of the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing, the Successor Corporation and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE ONE.

DEFINITIONS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture or in the securities evidencing the applicable series of Notes.

ARTICLE TWO.

ASSUMPTION OF OBLIGATIONS

SECTION 2.01. Assumption of Payment. Pursuant to, and in compliance and accordance with, Section 8.01 of the Indenture, the Successor Corporation hereby expressly assumes the due and punctual payment of the principal, premium, if any, and interest, if any, on the Notes and the performance of every covenant of the Indenture on the part of Exelis to be performed or observed.

SECTION 2.02. Assumption of Rights. Pursuant to, and in compliance and accordance with, Section 8.02 of the Indenture, the Successor Corporation succeeds to, is substituted for, and may exercise every right and power of, Exelis under the Indenture with the same effect as if the Successor Corporation had originally been named in the Indenture as Exelis.

SECTION 2.03. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger.

ARTICLE THREE.

MISCELLANEOUS

SECTION 3.01. Successors and Assigns of the Successor Corporation. All the covenants, stipulations, promises and agreements contained in this Second Supplemental Indenture by or in behalf of the Successor Corporation shall bind its respective successors and assigns, whether so expressed or not.

SECTION 3.02. Provisions of Trust Indenture Act of 1939 to Control. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 that is required under such Act to be a part of and govern this Second Supplemental Indenture, the latter provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act of 1939 that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 3.03. Effect of Invalidity of Provisions. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.04. Second Supplemental Indenture to Be Construed in Accordance with New York Law. This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of law principles.

SECTION 3.05. Second Supplemental Indenture May Be Executed in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 3.06. Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 3.07. Recitals by Successor Corporation. The recitals in this Second Supplemental Indenture are made by the Successor Corporation only and not by the Trustee, all of the provisions contained in the Indenture in respect of the rights, privileges, indemnities, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full and the Trustee shall not be responsible for the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

Harris Corporation, as the Successor Corporation

By:	/s/ Charles J. Greene
Name:	Charles J. Greene
Title:	Vice President, Tax and Treasurer

[Signature Page to Second Supplemental Indenture to Exelis Indenture]

MUFG Union Bank, N.A., as Trustee

By:	/s/ Fernando Moreyra
Name:	Fernando Moreyra
Title:	Vice President

[Signature Page to Second Supplemental Indenture to Exelis Indenture]